Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

Jan 5, 2012

Alaska Air Group Reports December and Year-End Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported December and year-end operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 6.2 percent increase in traffic on a 4.0 percent increase in capacity compared to December 2010. This resulted in a 1.8-point increase in load factor to a December record of 87.4 percent. Alaska also reported a record 85.4 percent of its flights arrived on time in December, compared to the 80.9 percent reported in December 2010. For the full-year 2011, Alaska reported a record load factor of 85.2 percent, carried a record 17.8 million passengers and operated a record 88.2 percent of its flights on time.
The following table shows Alaska's operational results for December and full-year 2011, compared to the prior-year periods:

	December			Full Year
	2011	2010	Change	2011	2010	Change
Revenue passengers (in thousands)	1,485	1,440	3.1%	17,810	16,514	7.8%
Revenue passenger miles RPM (in millions)	1,941	1,827	6.2%	22,586	20,350	11.0%
Available seat miles ASM (in millions)	2,220	2,135	4.0%	26,517	24,434	8.5%
Passenger load factor	87.4%	85.6%	1.8 pts	85.2%	83.3%	1.9 pts
On-time arrivals as reported to U.S. DOT	85.4%	80.9%	4.5 pts	88.2%	87.5%	0.7 pts

-more-

HORIZON AIR
Horizon reported a 17.5 percent decline in December traffic on a 17.6 percent decline in capacity compared to December 2010. This resulted in a 0.1-point increase in load factor to a December record of 78.7 percent and full-year record of 78.2 percent. Horizon also reported a record 90.2 percent of its flights arrived on time in December, compared to the 67.6 percent reported in December 2010. The significant decline in capacity and traffic for Horizon from the prior year is due primarily to the completion of Horizon's transition out of the CRJ-700 regional jet and a corresponding reduction in the size of Horizon's operating fleet from 54 aircraft at Dec 31, 2010, to 48 aircraft at Dec 31, 2011. This transition was completed in June 2011.
The following table shows Horizon's operational results for December and full-year 2011, compared to the prior-year periods:

	December			Full Year
	2011	2010	Change	2011	2010	Change
Revenue passengers (in thousands)	562	594	(5.4)%	6,641	6,820	(2.6)%
RPMs (in millions)	170	206	(17.5)%	2,131	2,450	(13.0)%
ASMs (in millions)	216	262	(17.6)%	2,726	3,235	(15.7)%
Passenger load factor	78.7%	78.6%	0.1 pts	78.2%	75.7%	2.5 pts
On-time arrivals	90.2%	67.6%	22.6 pts	86.1%	84.1%	2.0 pts

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported a 5.5 percent increase in traffic on a 3.6 percent increase in capacity compared to December 2010. This resulted in a 1.6-point increase in load factor to 86.4 percent. These statistics include flights operated by Alaska and those under capacity purchase arrangements, including Horizon, SkyWest and a small third-party carrier in the state of Alaska.
The following table shows the operational results for December and full-year 2011, compared to the prior-year periods:

	December			Full Year
	2011	2010	Change	2011	2010	Change
Revenue passengers (in thousands)	2,094	2,033	3.0%	24,790	23,334	6.2%
RPMs (in millions)	2,149	2,037	5.5%	25,032	22,841	9.6%
ASMs (in millions)	2,488	2,402	3.6%	29,627	27,736	6.8%
Passenger load factor	86.4%	84.8%	1.6 pts	84.5%	82.4%	2.1 pts

-more-

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009, 2010 and 2011 North America Airline Satisfaction StudiesSM. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.
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